Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-l of T Acquisition, Inc. of our report dated March 22, 2019, relating to our audit of the financial statements of T Acquisition, Inc. as of and for the years ended December 31, 2018 and 2017, of our report dated February 11, 2019, relating to our audit of the financial statements of T Bancshares, Inc. for the period of January 1, 2017 through May 15, 2017, and of our report dated March 26, 2019, relating to our audit of the financial statements of Tectonic Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2018 and 2017. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-l.

/s/ WHITLEY PENN LLP

Dallas, Texas

April 18, 2019